Exhibit 99

NEWS RELEASE

CONTACT:
Randi Sonenshein
Senior Vice President, Finance and Strategy
713-331-4967
(rsonenshein@stagestores.com)

STAGE STORES ANNOUNCES CREDIT FACILITY INCREASE TO $450 MILLION AND TERM EXTENSION

HOUSTON, TX, December 19, 2016 - Stage Stores, Inc. (NYSE: SSI) has entered into an amendment to its senior secured revolving credit facility. The amendment increases total capacity under the facility from $350 million to $450 million, including a $50 million seasonal increase and $25 million letter of credit sublimit, and extends the term from October 6, 2019 until December 16, 2021. Borrowings under the credit facility remain available for working capital and general corporate purposes, as well as to finance capital expenditures and to support the Company’s letter of credit requirements.

Wells Fargo Bank, National Association is the administrative agent and collateral agent. The lenders are Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Regions Bank, Bank of America, N.A., and SunTrust Bank.

Michael Glazer, Stage Stores’ President and Chief Executive Officer, commented, “The $450 million credit facility provides us with enhanced liquidity as we continue to execute our strategic initiatives. This transaction also shows the confidence that our banking partners have in Stage Stores and we greatly appreciate their support.”

About Stage Stores
Stage Stores operates 817 specialty department stores in 38 states and a direct-to-consumer channel under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates. The Company’s stores, predominantly located in small towns and communities, and direct-to-consumer business offer a moderately priced, broad selection of trend-right, brand name apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.

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